Exhibit 99.4
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Pfizer Inc. 235 East 42nd Street New York, NY 10017-5755 William C. Steere, Jr. Chairman of the Board and Chief Executive Officer
November 22, 1999

Dear Fellow Shareholder:

Today, Pfizer stands on the threshold of a new era. As we close an exceptional decade, I am pleased to report that our company has never been stronger, and our prospects have never been brighter. We emphasize innovation in everything we do, and this has generated returns to you, our shareholders, far ahead of both the S&P 500 and our industry's average.

Our focus, however, is not on our past success but on the future. We anticipate compounded annual growth of 16% in revenue and 20% in income from 1999-2002, highest of the 10 largest pharmaceutical companies in the world. While our future prospects are impressive, we have always been alert to exceptional opportunities to create even more value. On November 4 we announced our intent to pursue a merger from strength with Warner-Lambert.

We will combine two strong entities to form an even stronger joint enterprise. I want to summarize in this letter the key strategies that have propelled Pfizer to the top of the industry, and how a merger with Warner-Lambert will create an unmatched global commercial and R&D platform.

Our third quarter performance was one of the strongest quarters in the company's recent history. Pfizer is growing at twice our industry's rate; for the year we expect to report a 21% increase in revenue to $16.2 billion, a 27% increase in net income to $3.3 billion, and a 27% increase in diluted earnings per share to approximately $0.85 compared to 1998, excluding the impact of divestitures in 1998 and certain significant charges in 1998 and 1999. This puts us at the very top of the leaders in our industry.

We are driving strong revenue growth and enhancing profitability at the same time. Our top-line growth is fueled by a broad, relatively young product line with patent protections ranging from 2004 to 2013 on our most significant products. We expect to end the year with seven one-billion-dollar products: Norvasc, Lipitor, Zoloft, Zithromax, Diflucan, Celebrex and Viagra.

We operate a highly productive R&D engine, augmented by a licensing program which enables us to find new product opportunities to supplement our research candidates. We have seven late-stage candidates in our research laboratories with estimated regulatory filing dates in the next three years, 20 additional supplemental indications expected before 2003, and 64 early development programs - 91 in all.

Our emerging pipeline features eight candidates in Phase II trials, including several that have the potential for accelerated development. New medicines from Pfizer for the treatment of osteoporosis, cancer, frailty in the elderly, brain injuries, diabetes and asthma could be in the market by 2003-2005.

The power of Pfizer alone is unmatched in our industry. By combining with Warner-Lambert, we will unite the two fastest growing companies in the industry and create a new competitive standard. A combined Pfizer/Warner-Lambert would not only greatly benefit Pfizer shareholders, but also be advantageous to the Warner-Lambert shareholders.

We'll have $28 billion in combined revenues; R&D spending of $4 billion, about 40% higher than the next largest competitor; revenue growth at a compounded annual rate of at least 13% through 2002, with additional top-line benefits from combining sales, marketing and R&D operations; a minimum of $1.2 billion in cost savings and efficiencies; and compound annual earnings growth of 24% through 2002.

On all measures of financial performance, Pfizer/Warner-Lambert significantly outperforms Warner-Lambert with American Home Products (AHP). With a broad and deep product line, significant cost savings and synergies, Pfizer/Warner-Lambert would have an estimated return on equity of 43%, return on assets of 29% pre-tax and projected annual EPS growth of 24%, compared to Warner-Lambert/AHP's 34%, 21% and 20%, respectively. The Pfizer/Warner-Lambert combination offers both Pfizer and Warner-Lambert shareholders significant upside opportunities in the merged companies. This is in sharp contrast to the Warner-Lambert with AHP combination which would reduce Warner-Lambert's current performance across most of these measures.

We have been asked why we didn't act sooner. Under a standstill agreement between Pfizer and Warner-Lambert, we were prohibited from making an offer for Warner-Lambert. When industry rumor and public reports surfaced about a proposed Warner-Lambert merger, we inquired and made repeated attempts to communicate to Warner-Lambert's management and Board of Directors our interest in making a superior proposal. We also requested them to waive the standstill agreement, all to no avail.

We were disappointed to learn that Warner-Lambert had entered into a merger agreement with AHP and agreed to a series of egregious defensive provisions that block Warner-Lambert shareholders from considering our superior offer. We have filed a lawsuit in the Delaware Court of Chancery to have the Court declare these defensive maneuvers illegal.

The court has granted our request for expedited discovery and an early hearing date now scheduled for January 24, 2000. We also intend to begin the process of soliciting Warner-Lambert shareholder consents to remove and replace the Warner-Lambert Board of Directors with a Board that will seek to obtain the best transaction for Warner-Lambert and its shareholders.

As we take these steps, I want to assure you that we will maintain a disciplined, tough-minded approach in determining the value of Warner-Lambert, consistent with the best interests of our shareholders.

In fact, I believe there's never been a better time to be a Pfizer shareholder. I am confident that our strategy will enable us to maximize the extraordinary opportunities that lie ahead. We are a globally integrated enterprise of size, presence and agility, with outstanding management around the world and a commitment to serving the millions of patients who look to us for the next generation of medical breakthroughs.

Sincerely,

/s/ William C. Steere, Jr.

William C. Steere, Jr.
Chairman and Chief Executive Officer

This letter contains some forward-looking statements. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements in Part 1 of our 1998 Form 10-K and in our periodic reports on Form 10-Q and Form 8-K which we incorporate by reference.